EXHIBIT 10.4

EYEPOINT PHARMACEUTICALS, INC.

INDUCEMENT AWARD

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

COVER SHEET

EyePoint Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby grants an Award of performance-based Restricted Stock Units to the Participant named below (the “PSUs”). Each PSU represents the right to receive one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth on this Cover Sheet and in the attached Performance-Based Restricted Stock Unit Agreement (together, the “Agreement”). The PSUs are granted to the Participant in connection with his entering into employment with the Company and are regarded by the parties as an inducement material to the Participant’s entering into employment within the meaning of Nasdaq Listing Rule 5635(c). The PSUs shall be subject to and governed by, and shall be construed and administered in accordance with, the terms and conditions of the Company’s 2016 Long-Term Incentive Plan (as from time to time in effect, the “Plan”), which terms and conditions are incorporated herein by reference. A copy of the Plan has been made available to the Participant. Notwithstanding the foregoing, the PSUs are not awarded under the Plan and the grant of the PSUs shall not reduce the number of shares of stock available for issuance under awards issued pursuant to the Plan.

Participant Name: David Price

Grant Date: August 1, 2018

Number of Shares of Common Stock Underlying the PSUs: 225,000

Vesting Schedule: The PSUs are eligible to become earned and vested as set forth below in this Agreement.

By the Participant’s signature below, the Participant agrees to all of the terms and conditions described in the Agreement and in the Plan. The Participant further acknowledges that the Participant has carefully reviewed the Plan, and agrees that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Participant:	/s/ David Price	Date:	November 8, 2018
David Price

Company:	/s/ Nancy Lurker	Date:	November 8, 2018
Nancy Lurker
President & CEO

Attachment

This is not a share certificate or a negotiable instrument.

EYEPOINT PHARMACEUTICALS, INC.

INDUCEMENT AWARD

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Performance-Based Restricted Stock Units	This Agreement evidences an Award of PSUs in the number set forth on the Cover Sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan.

Vesting	150,000 of the PSUs (the “Revenue PSUs”) shall become earned based upon the Administrator’s determination of the Company’s cumulative product revenues for the period beginning on July 1, 2018 and ending on June 30, 2021 (the “Performance Period”), as follows: (i) fifty percent (50%) of the Revenue PSUs shall become earned if the Company’s cumulative product revenues for the Performance Period are at least seventy-five percent (75%) of the product revenues target for the Performance Period as set forth in the Company’s fiscal year 2018 strategic plan (the “Revenue Target”); (ii) seventy-five percent (75%) of the Revenue PSUs shall become earned if the Company’s cumulative product revenues for the Performance Period are at least ninety percent (90%) of the Revenue Target; and (iii) one-hundred percent (100%) of the Revenue PSUs shall become earned if the Company’s cumulative product revenues for the Performance Period are at least one-hundred percent (100%) of the Revenue Target. If the Company’s cumulative product revenues for the Performance Period are less than seventy-five percent (75%) of the Revenue Target, then none of the Revenue PSUs shall become earned. If the Company’s cumulative product revenues for the Performance Period fall between seventy-five percent (75%) and ninety percent (90%), or between ninety percent (90%) and one-hundred percent (100%), of the Revenue Target, then linear interpolation shall apply in determining the percentage of the Revenue PSUs that become earned. Within forty-five (45) days following the end of the Performance Period, the Administrator shall determine, in its sole discretion, the percentage of Revenue PSUs, if any, that have become earned based upon the achievement of the Revenue Target. Any Revenue PSUs that do not become earned shall be immediately and automatically forfeited by the Participant. The number of Revenue PSUs that become earned, if any, shall vest on the later of (x) the date that the Administrator determines the level of achievement of the Revenue Target and (y) August 1, 2021, subject, in each case, to the Participant’s continued Employment through August 1, 2021. Any Revenue PSUs that vest shall be rounded down to the nearest whole number of units, and any fractional vested Revenue PSUs shall be disregarded.

75,000 of the PSUs (the “Transaction PSUs”) shall become earned based upon the Administrator’s determination of the cumulative net present value (the “NPV”) of any merger or acquisition transactions, asset in-licenses, asset out-licenses, collaborations or other commercial transactions closed by the Company during the period commencing on the Grant Date and ending on

August 1, 2021 (collectively, the “Transactions”), as follows: (i) fifty percent (50%) of the Transaction PSUs shall become earned when the cumulative NPV of the Transactions is equal to or greater than $112,500,000; (ii) seventy-five percent (75%) of the Transaction PSUs shall become earned when the cumulative NPV of the Transactions is equal to or greater than $135,000,000; and (iii) one-hundred percent (100%) of the Transaction PSUs shall become earned when the cumulative NPV of the Transactions is equal to or greater than $150,000,000. The cumulative NPV of the Transactions shall be determined by the Administrator, in its sole discretion, within thirty (30) days following the closing date of each Transaction. The number of Transaction PSUs that shall become earned in connection with each Transaction, if any, shall be equal to the cumulative number of Transaction PSUs that become earned as of the closing date of such Transaction, minus the total number of Transaction PSUs that have previously become earned, if any, in connection with prior Transactions. In connection with each Transaction, if the cumulative NPV of the Transactions falls between $112,500,000 and $135,000,000, or between $135,000,000 and $150,000,000, then linear interpolation shall apply in determining the percentage of the Transaction PSUs that become earned. The number of Transaction PSUs that become earned in connection with each Transaction, if any, shall vest on the date that the Administrator determines the cumulative NPV of the Transactions, subject to the Participant’s continued Employment through the closing date of the applicable Transaction. Any Transaction PSUs that vest shall be rounded down to the nearest whole number of units, and any fractional vested Transaction PSUs shall be disregarded. If the cumulative NPV of the Transactions is less than $112,500,000 as of August 1, 2021 (the “End Date”), then none of the Transaction PSUs shall become earned. Any Transaction PSUs that have not become earned as of the End Date shall be immediately and automatically forfeited by the Participant.

The Participant may not vest in more than the number of shares of Common Stock underlying the PSUs, as set forth on the Cover Sheet of this Agreement.

Change of Control

In the event that a Change of Control (as defined below) occurs during the Performance Period (with respect to the Revenue PSUs) or prior to the End Date (with respect to the Transaction PSUs), the Administrator shall determine, in its sole discretion, immediately prior to the date of such Change of Control, the number of Revenue PSUs and the number of Transaction PSUs, as applicable, that are earned, if any, in connection with such Change of Control, based upon the Company’s achievement of the applicable performance objectives, determined as of the date of such Change of Control. For purposes of the preceding sentence, the Revenue Target shall be pro-rated by multiplying such amount by a fraction, the numerator of which is the product revenues target set forth in the Company’s fiscal year 2018 strategic plan for the period commencing on July 1, 2018 and ending on the date of the Change of Control, as determined by the Administrator in its sole discretion (using linear interpolation when the Change in Control occurs on a date that falls between two measurement dates in the fiscal year 2018 strategic plan), and the denominator of which is the full Revenue Target. Any Revenue PSUs and/or Transaction PSUs that do not become earned in connection with a Change of Control shall be immediately and automatically forfeited by the Participant. The number of Revenue PSUs and/or Transaction PSUs that become earned in connection with a Change of Control, if any, shall vest on the date of the Change of Control, subject to the Participant’s continued Employment through such date. Any Revenue PSUs and/or Transaction PSUs that vest shall be rounded down to the nearest whole number of units, and any fractional vested Revenue PSUs and/or Transaction PSUs shall be disregarded.

Change of Control Definition	For purposes of this Agreement, the term “Change of Control” shall mean:

(A)

the acquisition by any Person (defined as any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”))) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change of Control if it is: (i) either by or directly from the Company, or by an entity controlled by the Company, (ii) by any employee benefit plan, including any related trust, sponsored or maintained by the Company or an entity controlled by the Company (“Benefit Plan”), or (iii) by an entity pursuant to a transaction that complies with the clauses (i), (ii) and (iii) of subsection (C) below;

(B)

individuals who, as of the Grant Date, constitute the Board (together with the individuals identified in the proviso to this subsection (B), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)

consummation of a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “transaction”), in each case unless, following such transaction, (i) all or substantially all of the Persons who were the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding common stock of the Company, (ii) no Person (excluding any entity or wholly owned subsidiary of any entity resulting from such transaction or any Benefit Plan of the Company or such entity or wholly owned subsidiary of such entity resulting from such transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction and (iii) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(D)	approval by the stockholders of the Company of a liquidation or dissolution of the Company.

Termination of Employment	The Participant shall immediately and automatically forfeit to the Company all of the unvested Revenue PSUs in the event the Participant’s Employment terminates for any reason prior to August 1, 2021. For the avoidance of doubt, if the Participant’s Employment terminates on or following August 1, 2021, but prior to the Administrator’s determination of the level of achievement of the Revenue Target, then the Participant shall remain eligible to vest in any Revenue PSUs that become earned. The Participant shall immediately and automatically forfeit to the Company all of the unvested Transaction PSUs in the event the Participant’s Employment terminates for any reason. For the avoidance of doubt, if the Participant’s Employment terminates on or following the closing date of a Transaction but prior to the Administrator’s determination of the cumulative NPV of the Transactions in connection with such Transaction, then the Participant shall remain eligible to vest in any Transaction PSUs that become earned in connection with such Transaction.

Covered Transaction	In the event of a Covered Transaction, the PSUs shall be treated in the manner so provided in Section 7 of the Plan.

Leaves of Absence	For purposes of the PSUs, the Participant’s Employment does not terminate when the Participant goes on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued service crediting or when continued service crediting is required by applicable law or contract. The Participant’s Employment terminates in any event when the approved leave ends unless the Participant immediately returns to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when the Participant Employment terminates for all purposes under the Plan.

Dividend Equivalents	Should any cash dividend or other cash distribution be declared and paid with respect to the shares of Common Stock during the period between the Grant Date and the date or dates on which the PSUs are delivered as shares of Common Stock, the Company shall credit to a dividend equivalent bookkeeping account the value of such dividends or distributions that would have been paid if the outstanding PSUs at the time of the declaration of the dividend were outstanding shares of Common Stock. At the same time that the corresponding PSUs are converted to shares of Common Stock and delivered to the Participant, the Company shall pay to the Participant a lump sum cash payment equal to the value of the dividends credited to the dividend equivalent bookkeeping account that correspond to such PSUs that have become vested; provided, however, that any dividend equivalents that were credited to the Participant’s dividend equivalent bookkeeping account that are attributable to PSUs that have been forfeited shall be forfeited and not be payable to the Participant. No interest shall accrue on any dividend equivalents credited to the Participant’s dividend equivalent bookkeeping account.

Evidence of Issuance	The issuance of shares of Common Stock with respect to the PSUs shall be evidenced in such a manner as the Administrator, in its discretion, deems appropriate, including, without limitation, book-entry registration or delivery of stock certificates.

Delivery	Delivery of the shares of Common Stock underlying the Participant’s vested PSUs shall be made as soon as practicable (but in no event later than thirty (30) days) following the applicable vesting date.

Withholding	In the event that the Company determines that it is required to withhold foreign, federal, state or local tax as a result of the vesting of PSUs, the delivery of the shares of Common Stock underlying the PSUs or the payment of dividend equivalents pursuant to this Agreement, the Participant, as a condition to such vesting, delivery of shares of Common Stock or payment of dividend equivalents, as applicable, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. Satisfactory arrangements shall include share withholding and/or delivery of previously owned shares of Common Stock in an amount equal to the applicable withholding or other taxes due; provided; however, that no shares of Common Stock shall be withheld with a value in excess of the maximum statutory rates for the applicable jurisdictions or such greater amount as would not result in adverse accounting consequences to the Company under FASB ASC Topic 718 (or any successor provision). Notwithstanding the foregoing, the Company may, in its sole discretion, elect to satisfy all applicable withholding requirements by share withholding without the Participant’s consent.

Transferability	The PSUs may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by the Participant in any manner, except by will or by the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the PSUs, or levy of attachment or similar process upon the PSUs not specifically permitted herein, shall be null and void and without effect.

Retention Rights	This Agreement and the PSUs evidenced by this Agreement do not give the Participant the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between the Participant and the Company or any Affiliate, the Company and any Affiliate reserve the right to terminate the Participant’s Employment at any time and for any reason.

Shareholder Rights	Neither the Participant nor the Participant’s estate or heirs have any rights as a shareholder of the Company until the shares of Common Stock have been delivered and either a certificate evidencing the shares of Common Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before a certificate is issued or the appropriate book entry is made, except as set forth above or as described in the Plan.

Recovery of Compensation	Notwithstanding anything to the contrary in this Agreement, the Participant acknowledges and agrees that the Administrator shall have the right to cause the Participant to forfeit and disgorge to the Company the PSUs (whether or not vested) and any shares of Common Stock acquired by, or dividend equivalents paid to the Participant pursuant to the PSUs, with interest and other related earnings, as the Administrator in its discretion shall determine, (A) if the Participant violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which the Participant is bound, or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan, and (B) to the extent required by law or applicable stock exchange listing rules, including, without limitation, Section 10D of the Exchange Act and any related Company policy. The Participant agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, shall be responsible for any adverse tax or other consequences to the Participant or the Participant’s permitted transferees, if any, that may arise in connection with this paragraph.

Applicable Law	The validity and construction of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

The Plan	The text of the Plan is incorporated into this Agreement.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the PSUs. Any prior agreements, commitments, or negotiations concerning the PSUs are superseded; except that any other written confidentiality, non-competition, non-solicitation, and/or severance agreement, or any other written agreement between the Participant and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy	To facilitate the administration of this Award, the Company may process personal data about the Participant. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about the Participant, including the Participant’s contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of this Award.

By accepting the PSUs, the Participant gives explicit consent to the Company to process any such personal data.

Code Section 409A	The grant of the PSUs under this Agreement is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company is not making any representation hereunder as to the particular tax treatment of the PSUs.

To the extent that the PSUs constitute “deferred compensation” under Section 409A, a termination of Employment occurs only upon an event that would be a “separation from service” within the meaning of Section 409A. If, at the time of the Participant’s separation from service, (i) the Participant is a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of the Participant’s separation from service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it in a lump sum on the first business day after the Delay Period (or upon the Participant’s death, if earlier), without interest. Each installment of PSUs that vest under this Agreement (if there is more than one installment) shall be considered one of a series of separate payments for purposes of Section 409A.

Disclaimer of Rights	The grant of PSUs under this Agreement shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to the Participant. The Participant shall have no rights under this Agreement other than those of a general unsecured creditor of the Company. PSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of this Agreement.

Notice Delivery	By accepting the PSUs, the Participant agrees that notices may be given to the Participant in writing either at the Participant’s home or mailing address as shown in the records of the Company or any Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to the Participant through the normal process employed by the Company or any Affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, the Participant agrees to all of the terms and conditions described above and in the Plan.